EXHIBIT 99.3
Average Daily Trading Volume of Subordinate Voting Shares of Extendicare Inc. from June 1, 2006 to Nov. 9, 2006; and Trust Units of Extendicare REIT from Nov. 10, 2006 to May 31, 2007

	Total Trading Volume (thousands)
			US
			Pink
Month	TSX	NYSE	Sheets	Total US	Worldwide

Extendicare SV Shares
Jun. 2006	10,744.7	164.7	—	164.7	10,909.4
July 2006	6,855.3	134.1	—	134.1	6,989.4
Aug. 2006	6,158.4	137.6	—	137.6	6,296.0
Sept. 2006	10,952.3	292.9	—	292.9	11,245.2
Oct. 2006	12,554.7	217.3	—	217.3	12,772.0
Nov. 1 to Nov. 9, 2006	9,241.6	62.6	—	62.6	9,304.2
Extendicare Trust Units
Nov. 10 to Nov. 30, 2006	4,895.4	—	—	—	4,895.4
Dec. 2006	9,061.6	—	—	—	9,061.6
Jan. 2007	11,432.0	—	17.8	17.8	11,449.8
Feb. 2007	9,721.2	—	2.2	2.2	9,723.4
Mar. 2007	4,428.8	—	5.2	5.2	4,434.0
Apr. 2007	5,282.8	—	54.7	54.7	5,337.5
May 2007	3,566.4	—	5.0	5.0	3,571.4

Total volume 12-months	104,895.3	1,009.2	84.9	1,094.1	105,989.4
Days of trading	250			250	250

Average daily trading volume	419.6			4.4	424.0

Percentage of total average daily trading volume	98.97%			1.03%	100%

Source of trading volume data:
TSX data was provided by “TSX Historical Data Access”.
NYSE and U.S. Pink Sheets data was provided by Thomson Financial.